SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                           FORM 8-A/A

                       (Amendment No. 3)
          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

                 KASH N' KARRY FOOD STORES, INC.
      (Exact name of registrant as specified in its charter)

   DELAWARE                 0-25260          95-4161591
(State of incorporation   (Commission      (IRS Employers
or organization)           File Number      Identification No.)

     6422 HARNEY ROAD, TAMPA, FLORIDA             33610
(Address of principal executive offices)        (Zip Code)

If this Form relates to the       If this Form relates to the
registration of a class of        registration of a class of
debt securities and is            debt securities and is to
effective upon filing pursuant    become effective
to General Instruction A(c)(1)    simultaneously with the
please check the following        effectiveness of a concurrent
box.  []                          registration statement under
                                  the Securities Act of 1933
                                  pursuant to General
                                  Instruction A(c)(2) please
                                  check the following box. []

Securities to be registered pursuant to Section 12(b) of the Act:  NONE

Title of Each Class            Name of Each Exchange on Which
to be so Registered:           Each Class is to be Registered

    NONE                                    NONE

Securities to be registered pursuant to Section 12(g) of the Act:

                    PREFERRED SHARE PURCHASE RIGHTS
                          (Title of Class)
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                                                            2
      The undersigned registrant hereby amends Item 1 of its Registration on Form 8-A, filed on April 17, 1995, as amended on April 25, 1995 and June 14, 1995 (as so amended, the "Form 8-A"), by adding the information set forth below. The registrant also amends Item 2 of the Form 8-A by adding the Second Amendment to the Rights Agreement as Exhibit 6.

Item 1.   Description of Registrant's Securities to be
          Registered.

Second Amendment to the Rights Agreement

     On October 31, 1996, Food Lion, Inc., a North Carolina corporation ("Parent"), KK Acquisition Corp., a Delaware corporation ("Sub") and a wholly-owned subsidiary of Parent, and Kash n' Karry Food Stores, Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger, dated as of October 31, 1996 (the "Merger Agreement"), providing, among other things, for the merger of Sub with and into the Company, whereupon the Company will become a wholly-owned subsidiary of Parent.

     On October 30, 1996, immediately prior to the execution of the Merger Agreement, the Company and Fleet National Bank (successor to Shawmut Bank Connecticut, N.A.), as Rights Agent (the "Rights Agent") entered into the Second Amendment (the "Second Amendment") to the Rights Agreement between the Company and the Rights Agent (the "Rights Agreement") dated as of April 13, 1995 and amended as of June 13, 1996. The Second Amendment provides, among other things, that (a) neither the Merger Agreement nor the Stockholders Agreement dated as of October 31, 1996 by and among the Company, Parent, Sub and the stockholders of the Company signatory thereto (the "Stockholders Agreement"), nor the consummation of the transactions contemplated thereby, will cause (i) Parent, Sub or any of their affiliates or associates to have beneficial ownership of any Shares solely as a result of any such event, (ii) Parent or Sub or any of their affiliates or associates to be deemed an "Acquiring Person" under the Rights Agreement or (iii) the "Shares Acquisition Date" or the "Distribution Date" under the Rights Agreement to occur upon any such event, and (b) the "Rights" (each of the above as defined in the Rights Agreement) will expire immediately prior to the occurrence of any of certain events, including (i) the closing of the purchase of Shares pursuant to the exercise of the Stock Option (as defined in the Stockholders Agreement) and
(ii) the Effective Time (as defined in the Merger Agreement) of the Merger.

     A copy of the Second Amendment is available free of charge from the Company.  This summary description of the Second
Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment which is attached hereto as Exhibit 6 and is incorporated herein by reference.
                                                              3



Item 2.     Exhibits

     The undersigned registrant hereby amends Item 2 to the Form by restating Item 2, to read as follows:

Exhibit No.   Description

(1) Rights Agreement dated as of April 13, 1995 between the Company and Shawmut Bank Connecticut, N.A., as Rights Agent (the "Rights Agreement") (previously filed as Exhibit 1 to the Company's Registration Statement on Form 8-A/A dated April 25, 1995, which exhibit is hereby incorporated by reference).

(2) Form of Certificate of Designations with respect to Series A Junior Participating Preferred Stock
              (attached as Exhibit A to the Rights Agreement).

(3) Form of Rights Certificate (attached as Exhibit B to the Rights Agreement).

(4)           Summary of Rights to Purchase Preferred Shares
              (attached as Exhibit C to the Rights Agreement).

(5) First Amendment to the Rights Agreement dated as of June 13, 1995 between the Company and Shawmut Bank Connecticut, N.A., as Rights Agent (previously filed as Exhibit 5 to the Company's Registration Statement on Form 8-A/A dated June 14, 1995, which exhibit is hereby incorporated by reference).

(6) Second Amendment to the Rights Agreement dated as of October 30, 1996 between the Company and Fleet
              National Bank (successor to Shawmut Bank
              Connecticut, N.A.), as Rights Agent (filed herewith)."

                           SIGNATURES


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

                              KASH N' KARRY FOOD STORES, INC.



Date:  November 1, 1996       By: /s/ Ronald E. Johnson
                                 ------------------------------
                                 Name:  Ronald E. Johnson
                                 Title:  Chairman of the Board,
                                         President and Chief
                                         Executive Officer

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                                                            5

                            EXHIBIT INDEX

Exhibit                                                 Page No.

     1. Rights Agreement dated as of April 13, 1995 between the Company and Shawmut Bank
          Connecticut, N.A., as Rights Agent (the
          "Rights Agreement") (previously filed as
          Exhibit 1 to the Company's Registration
          Statement on Form 8-A/A dated April 25, 1995, which exhibit is hereby incorporated by reference).

     2. Form of Certificate of Designations with respect to Series A Junior Participating
          Preferred Stock (attached as Exhibit A to the
          Rights Agreement).

     3.   Form of Rights Certificate (attached as
          Exhibit B to the Rights Agreement).

     4.   Summary of Rights to Purchase Preferred Shares
          (attached as Exhibit C to the Rights
          Agreement).

     5. First Amendment to the Rights Agreement dated as of June 13, 1995 between the Company and Shawmut Bank Connecticut, N.A., as Rights
          Agent (previously filed as Exhibit 5 to the Company's Registration Statement on Form 8-A/A dated June 14, 1995, which exhibit is hereby incorporated by reference).

     6.   Second Amendment to the Rights
          Agreement dated as of October 30, 1996
          between the Company and Fleet National
          Bank (successor to Shawmut Bank
          Connecticut, N.A.), as Rights Agent
          (filed herewith)."